UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 10, 2014

FASTENAL COMPANY
(Exact name of registrant as specified in its charter)

Minnesota	0-16125	41-0948415
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Theurer Boulevard Winona, Minnesota	55987-1500
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (507) 454-5374
Not Applicable
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On July 10, 2014, the Board of Directors (the "Board") of Fastenal Company (the "Company") elected Leland J. Hein, Jr. as a director of the Company, effective immediately, filling one vacancy created by an increase in the number of directors on the Board from nine to ten. Mr. Hein was elected to serve until the Company's next annual meeting of shareholders or until his successor is duly elected and qualified. The Board has not appointed Mr. Hein to serve on any committees of the Board.
Mr. Hein has been our president since July 2012. He originally joined the Company in 1985 and during his tenure has held various sales and managerial roles, serving as General Manager, District Manager, Regional Vice President, and Executive Vice President-Sales of the Company, a position he held from November 2007 until his appointment as President. As Executive Vice President-Sales, Mr. Hein's responsibilities included sales and operational oversight for the western region of the Company.
There are no arrangements or understandings between Mr. Hein and any other person or persons pursuant to which he was selected as a director of the Company. There are no current or proposed transactions in which Mr. Hein, or any member of his immediate family, has an interest that is required to be disclosed under Item 404(a) of Regulation S-K promulgated by the Securities Exchange Commission.
Mr. Hein will receive a pro rata portion of the annual retainer for employee directors for his partial year of service as a director in accordance with the Company's existing director compensation policy.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FASTENAL COMPANY

Date: July 10, 2014	/s/ Sheryl A. Lisowski

Sheryl A. Lisowski
Controller & Chief Accounting Officer